Filed Pursuant to Rule 424(b)(3)
Reg. Statement No. 333-168013

SUPPLEMENT NO. 1
DATED FEBRUARY 16, 2011
TO THE PROSPECTUS DATED FEBRUARY 4, 2011
OF CORNERSTONE HEALTHCARE PLUS REIT, INC.

This document supplements, and should be read in conjunction with, the prospectus of Cornerstone Healthcare Plus REIT, Inc. dated February 4, 2011.  As used herein, the terms “we,” “our” and “us” refer to Cornerstone Healthcare Plus REIT, Inc. and, as required by context, Cornerstone Healthcare Plus Operating Partnership, L.P., which we refer to as our “Operating Partnership.” Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	a clarification regarding the Subordinated Participation in Net Cash Flows fee that our advisor may be entitled to receive under certain circumstances;

•	revisions to certain risk factors related to an investment in our shares;

•	a revision to Terry G. Roussel’s biographical information and to the description of the Dealer Manager;

•	revisions to our ownership structure chart;

•	a revision to the presentation of our distributions chart;

•	revisions to our discussion regarding funds from operations and modified funds from operations; and

•	revisions to our subscription agreement and to the description of our subscription procedures.

Clarification Regarding Our Subordinated Participation in Net Cash Flows Fee

The following information should be read in conjunction with the “Prospectus Summary—Summary of Fees Paid” section beginning on page 19 of the prospectus, the “Management Compensation” section beginning on page 65 and all similar information appearing throughout the prospectus:

As more fully described in the prospectus, after we pay stockholders cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return, we will pay our advisor a subordinated participation fee equal to a percentage of net cash flows.  The subordinated participation fee schedule is cumulative and set-up in a three-tier format.   Although we expect that payments under this fee would be most likely to be payable during our liquidation stage, if the applicable return thresholds are achieved during our operational stage, then our advisor would be entitled to receive a subordinated participation fee during our operational stage as well.  As disclosed in the prospectus, the net cash flows from which we will pay the subordinated participation include cash flows from continuing operations, net sale proceeds from the sale of assets and cash flows from any other source.  To the extent the Subordinated Participation in Net Cash Flows fee is derived from cash flows other than net sales proceeds from the sale of properties, the fee will be subject to the overall limitation on our total operating expenses as described on page 75 of the prospectus.

Revision to The Risk Factor Related to Our Limited Operating History

The New Jersey Office of the Attorney General has requested that we use the term “negative cash flow” rather than “cash flow used in operations” in the risk factor related to our limited operating history. The following risk factor is inserted into the “Risk Factors – Investment Risks” section, to replace and supersede the risk “Our limited operating history makes it difficult for you to evaluate us.  In addition, as a company in its early stages of operations we have incurred losses in the past and may continue to incur losses”:

Our limited operating history makes it difficult for you to evaluate us.  In addition, as a company in its early stages of operations we have incurred losses in the past and may continue to incur losses.

We have a limited operating history. As a consequence, our past performance and the past performance of other real estate investment programs sponsored by affiliates of our advisor may not be indicative of the performance we will achieve. We were formed on October 16, 2006 in order to invest primarily in healthcare, industrial and net-leased retail real estate. We have acquired fourteen properties as of the date of this prospectus, including two properties under development, and generated limited income, cash flow, funds from operations or funds from which to make distributions to our shareholders.  In addition, as a company in its early stages of operations, we have incurred losses since our inception and we may continue to incur losses. For the twelve months ended December 31, 2008 and December 31, 2009 and the nine months ended September 30, 2010, we had net losses of $1.2 million, $4.1 million and $2.7 million, respectively. For the twelve months ended December 31, 2009 and the nine months ended September 30, 2010, we had negative cash flows of $2.9 million and $0.1 million, respectively. As of December 31, 2009 and September 30, 2010, we had an accumulated deficit of $5.4 million and $9.5 million, respectively. As a result, we cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

Revision to The Risk Factor Related to The Internalization of Our Management

The Maryland Securities Division has requested that we revise the risk factor related to the possible internalization of our management functions to also disclose risks associated with potential lawsuits initiated in response to such a transaction.  The following risk factor is inserted into the “Risk Factors – General Risks Related to Investments in Real Estate and Real-Estate Related Investments” section, to replace and supersede the risk “If we internalize our management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed”:

If we internalize our management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed.

We may decide to internalize our management functions and, should we do so, we may elect to negotiate to acquire our advisor’s assets and personnel.  Under our advisory agreement, we are restricted from hiring or soliciting any employee of our advisor or its affiliates for three years from the termination of the agreement. This restriction could make it difficult to internalize our management functions without acquiring assets and personnel from our advisor and its affiliates for consideration that would be negotiated at that time.  At this time, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition.  Such consideration could take many forms, including cash payments, promissory notes and shares of our stock.  The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the net income per share and funds from operations per share attributable to your investment.  In addition, we may incur costs defending against stockholder lawsuits initiated against us in response to our decision to internalize our management functions. Such lawsuits could result in awards of damages, payment of attorneys' fees and substantial litigation costs, which would reduce the amount of cash available for investments and stockholder distributions.

In addition, while we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement if we internalize, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance and SEC reporting and compliance.  We would also incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates.  In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment.  We cannot reasonably estimate the amount of fees to our advisor we would save and the costs we would incur if we became self-managed.  If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our net income per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

As currently organized, we will not directly employ any employees.  If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.  Nothing in our charter prohibits us from entering into the transaction described above.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity.  As of the date of this prospectus, certain personnel of our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities.  We could fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity.  An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and/or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting.  Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from effectively managing our portfolio of investments.

Update to Terry G. Roussel’s Biography And to The Description of Our Dealer Manager

The following information, which was initially disclosed in the proxy statement related to the 2010 annual meeting of our stockholders, and is incorporated by reference into the prospectus, should be read in conjunction with Terry Roussel’s biographical information that appears in the prospectus under “Management—Executive Officers and Directors” and in conjunction with the description of Pacific Cornerstone Capital, Inc, that appears in the prospectus under “Management – Dealer Manager”:

On December 11, 2009, Mr. Roussel and Pacific Cornerstone Capital, Inc. entered into a Letter of Acceptance, Waiver and Consent (AWC) with FINRA relating to alleged rule violations. The AWC set forth FINRA’s findings that Pacific Cornerstone Capital and Mr. Roussel had violated conduct rules in connection with private placements conducted by Pacific Cornerstone Capital during the period from January 1, 2004 through May 30, 2009. Without admitting or denying the allegations and findings against them, Pacific Cornerstone Capital and Mr. Roussel consented in the AWC to various findings by FINRA, which allege that they violated NASD and FINRA rules relating to communications with the public (NASD Rule 2210); supervision (NASD Rule 3010), and standards of commercial honor and principles of trade (FINRA Rule 2010, formerly NASD Rule 2110).  FINRA’s allegations, in sum, focus on claimed material misstatements and omissions with respect to certain performance targets used in connection with the private placements.  Pacific Cornerstone Capital consented to a censure and fine of $700,000. Mr. Roussel consented to a fine of $50,000, suspension from association with a FINRA member in all capacities for 20 business days, and suspension from association with a FINRA member firm in a principal capacity for an additional three months.

Revisions to our Structure Chart

The New Jersey Office of the Attorney General has requested that we add CGI Healthcare Operating Partnership, L.P., Master HC TRS, LLC and Cornerstone Rome LTH Partners, LLC to the ownership structure chart that appears in our prospectus. The following chart supplements the chart in our prospectus:
(1)  CIP Leveraged Fund Advisors, LLC (“CIPLFA”) is widely owned, with no one person or group owning a controlling interest.
(2) All of our officers are officers of our advisor. Terry G. Roussel and Alfred J. Pizzurro indirectly control our advisor through their ownership of 100% of the equity interests in the managing member of CIPLFA, our advisor’s sole member.  Mr. Roussel and Mr. Pizzurro may indirectly share in the profits of our advisor after investors in CIPLFA and investors in another entity first receive certain threshold returns.
(3) These special purpose entities are created for the purpose of holding real estate properties. They are 100% owned by us, except for Meridian Rehab Littleton, LLC where we own a 90% interest, Royal Cornerstone SC Portfolio where we own an 80% interest and Cornerstone Rome LTH Partners, LLC where we own an 83.3% interest.

Revision to Our Distributions Chart

The Maryland Securities Division has requested that we revise the presentation of our distributions to disclose the sources of distributions in both dollar amounts and percentage terms. The following section supplements the discussion in the prospectus under the heading “Selected Information Regarding Our Operations – Distributions”:

Distributions

The distributions paid during the four quarters ended September 30, 2010 were approximately $4.5 million.  Of this amount approximately $2.2 million was reinvested through our dividend reinvestment plan and approximately $2.3 million was paid in cash to stockholders.  For the four quarters ended September 30, 2010 cash flow used in operations and loss of FFO were approximately $1.7 million and $2.2 million, respectively.  Accordingly, for the four quarters ended September 30, 2010, total distributions exceeded cash flows from operations and FFO for the same period. During the four quarters ended September 30, 2010, 21.05% ($0.5 million) of the cash distributions were funded from cash flows from operations and 78.95% ($1.8 million) of the cash distributions were funded from offering proceeds. Currently, we make cash distributions to our stockholders from capital at an annualized rate of 7.5%, based on a $10.00 per share purchase price. These distributions are being paid in anticipation of future cash flow from our investments. Until proceeds from our offering are invested and generating operating cash flow sufficient to make distributions to stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of our offering or from borrowings in anticipation of future cash flow, reducing the amount of funds that would otherwise be available for investment.

For the last four fiscal quarters, we have paid distributions from the sources indicated and have generated cash flow from operations, FFO and MFFO in the following amounts:

								Sources of Cash Distributions
								Cash Flow from	Offering
					Cash Flow		Modified	Operations/Percent	Proceeds/Percent of
	Distributions	Distributions Paid			from	Funds from	Funds from	of Total Cash	Total Cash
Period	Declared	Cash	Reinvested	Total	Operations	Operations (2)	Operations (2)	Distributions Paid	Distributions Paid
Fourth quarter 2009 (1)	$815,000	$360,000	$358,000	$718,000	$(1,540,000)	$(892,000)	$(179,000)	$ —/0.00%	$360,000/100.00%
First quarter 2010	1,031,000	484,000	466,000	950,000	48,000	(307,000)	151,000	$48,000/9.92%	$436,000/90.08%
Second quarter 2010 (1)	1,361,000	645,000	617,000	1,262,000	(597,000)	(614,000)	267,000	$ —/0.00%	$645,000/100.00%
Third quarter 2010	1,691,000	810,000	782,000	1,592,000	436,000	(425,000)	228,000	$436,000/53.83%	$374,000/46.17%
	$4,898,000	$2,299,000	$2,223,000	$4,522,000	$(1,653,000)	$(2,238,000)	$467,000	$484,000/21.05%	$1,815,000/78.95%

(1)	100% of the distributions declared during the period represented a return of capital to investors for federal income tax purposes.
(2)
FFO or MFFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor as an indication of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other GAAP measurements.  For further discussion regarding our use of these measures, see “Selected Information Regarding our Operations – Funds from Operations and Modified Funds from Operations.”

Changes to Our FFO And MFFO Disclosure

The Pennsylvania Securities Commission has requested that we modify our discussion of FFO and MFFO (as defined below) to disclose that our definitions of such terms have not been reviewed or commented upon by the Securities and Exchange Commission or the National Association of Real Estate Investment Trusts. The following section supplements the discussion in the prospectus under the heading “Selected Information Regarding our Operations — Funds from Operations and Modified Funds from Operations”:

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance.  We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, noncontrolling interests and subsidiaries.  Our FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  We believe that FFO is helpful to investors and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which is not immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, when reviewed together with the required GAAP presentations, provides a more complete understanding of our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts pending investment, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.  FFO should be should not be considered as an alternative to net income (loss), as an indication of our performance, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-cash and non-operating items included in FFO, as defined. Therefore, to further evaluate our operating performance we use modified funds from operations (“MFFO”), which excludes from FFO real estate acquisition expenses. We believe that MFFO is a helpful measure of operating performance because by excluding acquisition expenses it excludes costs that management considers more reflective of investing activities. In evaluating investments in real estate, management differentiates costs to acquire the investment from the investment’s ongoing revenues and expenses; therefore, based on these economic considerations management believes that by excluding acquisition expenses in its evaluation of our operating performance MFFO provides investors with supplemental information that is consistent with management’s analysis of the investing and operating performance of our properties and provides investors with a view of the performance of our portfolio over time, including after the company ceases to acquire properties on a frequent basis.  As such, we believe MFFO, reviewed in conjunction with net loss and cash flows from operating activities, each as defined by GAAP, is a meaningful supplemental performance measure and is useful in understanding how our management evaluates our ongoing operating performance.

MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, nor any other regulatory body, nor NAREIT has explicitly evaluated our adjustments to FFO made in calculating MFFO.  Should the SEC or any other regulatory body provide additional guidance on the calculation and use of MFFO we may be required to adjust our calculation and characterization of MFFO in future filings with the SEC.  Additionally, please note the following limitation associated with the use of MFFO as compared to net income (loss): MFFO excludes real estate acquisition expenses.  Although these amounts reduce net income, we exclude them from MFFO because we believe doing so more appropriately presents the operating performance of our real estate investments on a comparative basis.

Our calculations of FFO and MFFO for the nine months ended September 30, 2010 and 2009 and for the year ended December 31, 2009 are presented below:

	Nine months ended September 30, 2010	Nine months ended September 30, 2009	Year ended December 31, 2009

Net loss	$(4,217,000)	$(2,905,000)	$(4,149,000)

Add back:
Depreciation & amortization	2,753,000	958,000	1,367,000
Net loss (income) attributable to noncontrolling interest	118,000	42,000	(15,000)
Funds from operations (FFO)	(1,346,000)	(1,905,000)	(2,797,000)
Add back: Real estate acquisition cost	1,992,000	1,101,000	1,814,000
Modified funds from operation (MFFO)	$646,000	$(804,000)	$(983,000)

Weighted average shares	6,523,893	1,682,899	1,999,747

FFO per weighted average shares	$(0.21)	$(1.13)	$(1.40)
MFFO per weighted average shares	$0.10	$(0.48)	$(0.49)

The Arkansas Securities Department has requested that we use the term “final prospectus” rather than “prospectus” in items 7A and 7B of the subscription agreement and on page 141 of the prospectus. A specimen copy of the revised subscription agreement that reflects this revision is included in this prospectus supplement as Appendix A. The following section supplements the discussion on page 141 of the prospectus under the heading “Plan of Distribution – Subscription Procedures”:

Subscription Procedures

To purchase stock in this offering, you must complete the subscription agreement, a sample of which is contained in this prospectus as Appendix A.  You should make your check payable to “Cornerstone Healthcare Plus REIT, Inc.”  Subscription payments will be deposited into a special account in our name under the joint authorization of the dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days thereafter. If accepted, the funds will be transferred into our general account. We may not accept a subscription for stock until at least five business days after the date you receive the final prospectus. You will receive a confirmation of your subscription. We generally accept investments from stockholders on a daily basis.

Appendix A

Instructions for Completing the CORNERSTONE *HEALTHCARE PLUS* REIT Subscription Agreement

1. INVESTMENT
- (A) Primary State of Residence refers to the Investor - the individual investor or, if the purchase is through a qualified plan, the beneficiary of the plan.
- (C) The Advisor listed must agree to an advisor fee only account in Section 8.

2. SUBSCRIBER INFORMATION
- This section should be completed even if it is a custodian-held account.
- (A) Name of Trust, Trustees or business entity
- (A2) If custodial held account, the name should be listed as "FBO" followed by the investor's name.
- (A2) If there is a co-investor, please complete the co-investor information.

3. TYPE OF OWNERSHIP
- Select only one in section A or B
- For Non-Custodial held ownership skip section 4.
- For Custodial held ownership complete section 4.
- For Trusts or Pension Plans you must provide copies of the title and signature pages of the documents.
- Transfer on Death option (in conjunction with individual or joint tenant ownership) requires the separate form with a medallion guarantee.

4. CUSTODIAN INFORMATION
- Required for custodial ownership accounts.

5. DISTRIBUTIONS
- Cash distributions for custodial accounts will be sent to the Custodian.
- Check the first box to participate in the Distribution Reinvestment Plan and indicate the percentage reinvested. The percentage of reinvested distributions and cash distributions should total 100% and at least 10% must be reinvested to qualify for the Distribution Reinvestment Plan.
- Check the appropriate box to have the distributions mailed to the address of record in section 2(B) or the mailing address listed in section 2(C).
- Check the appropriate box to have distributions directed to a 3rd party and complete the required information. For multiple payees, please complete a Distribution Authorization Form.
- Check the appropriate box to have distributions sent via electronic deposit. For Automated Clearing House (ACH), indicate whether it is a checking or savings account and enter the name of the institution/individual, mailing address, ABA number and account number. A voided check must be enclosed if it is a checking account. If it is a saving account, please obtain written verification of the routing and account numbers from the bank.

  AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account listed in Section 5 of the Subscription Agreement. I (we) further authorize the Company to debit my (our) account noted in Section 5 of the Subscription Agreement in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such erroneously deposited amount, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.

6. CONSENT OF ELECTRONIC DELIVERY OF DOCUMENTS
- The investor may elect to receive available documents via the Web or email and agree to the terms below:

(a) I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification of the availability of a document in electronic format. The notification e-mail may or may not contain the actual document. If not, the notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser , I can view, download and print the document from my computer.

b) I acknowledge documents distributed electronically may be distributed in Adobe's Portable Document Format (PDF). The Adobe Acrobat Reader software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format.

(c) I acknowledge that I may receive at no cost from the deliverer(s) a paper copy of any documents delivered electronically if I contact the deliverer by regular mail (1920 Main Street, Suite 400, Irvine, CA 92614).

(d) For the above named issuer, the documents will be maintained for a minimum of 6 months (unless the earlier document is superseded by a subsequent document) and a maximum of 12 months from the date of posting to the web site. Specific cancellation dates will be noted on the documents themselves.

(e) I understand that I will be provided with a paper copy of any document intended to be delivered electronically, if the deliverer is made aware that electronic delivery has failed.

(f) I understand that my consent may be revoked or changed, including any change in electronic mail address to which documents are delivered at any time by notifying the deliverer of such revised or revoked consent by regular mail (1920 Main Street, Suite 400, Irvine, CA 92614).

7. SUBSCRIBER SIGNATURES
- The investor must initial each representation (A) through (G). The investor must also initial (H) through (K) as applicable. Use both signature lines for Joint Tenants, Tenants in Common, Community Property, and Qualified Plans.
- **If this is a registration through a qualified plan, the custodian must also sign. The subscription document and the custodian's purchase form should be mailed to the custodian for processing.**

8. BROKER/DEALER AND REGISTERED REPRESENTATIVE
- Be sure to check the appropriate box if you are purchasing shares from a registered investment advisor in a fee only account.

9. SUBMISSION INSTRUCTIONS

FOR CUSTODIAL HELD ACCOUNTS:

Subscriptions through Qualified Plans must be sent to the Custodian for a signature and processing, along with the Custodian's purchase form. DO NOT SEND DIRECTLY TO CORNERSTONE.

FOR NON-CUSTODIAL ACCOUNTS:

Checks should be made payable to:

Cornerstone Healthcare Plus REIT, Inc.

Completed Subscription Agreement and Check should be mailed to:

Cornerstone Healthcare Plus REIT, Inc.
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

Wire Transfers should be sent to:

Ref: Cornerstone Healthcare Plus REIT, Inc.
Bank of the West
ABA: 121100782
A/C: 748-033545

→ TEAR HERE →

CLBLKTCHPGCSA_01
01/11

CORNERSTONE
REAL ESTATE FUNDS®
2401 Kerner Boulevard • San Rafael, CA 94901

CORNERSTONE *HEALTHCARE PLUS* REIT

Secondary Offering

Subscription Agreement

TEAR HERE

1. INVESTMENT

A. # of Shares: ☐☐☐,☐☐☐,☐☐☐ Total $ Invested: ☐☐☐,☐☐☐,☐☐☐.☐☐ Primary State of Residence: ☐☐

(# Shares X $10 = $ Invested) Minimum Purchase: $2,000, $2,500 for New York residents ($1,000 for IRAs, Keoghs or Qualified Plans)

State of Sale: ☐☐

Cash, cashier's check/official bank checks under $10,000, foreign checks, money orders, third party checks, or traveler's checks are NOT accepted.

B. ☐ Initial investment ☐ Additional investment (minimum $100)

C. ☐ Check this box if you are purchasing Shares through a registered investment advisor (RIA) whose agreement with the subscriber compensates them on a fee-for-service basis for advisory and related brokerage services or if you are purchasing shares as an affiliate of a participating broker dealer or as an affiliate of the fund sponsor as described in the prospectus. **Share price at $9.30** (The Advisor or the Broker Dealer must also agree to this election in section 8.)

2. SUBSCRIBER INFORMATION

A. Name of Trust, Trustees or Business Entity (if applicable) Date of Incorporation

A2. Investor Name or Trustee or Authorized Officer ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________ Date of Birth (Required)

Tax I.D. Number/Social Security Number

Co-Investor Name ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________ Co-Investor Date of Birth

Co-Investor Tax I.D. Number/Social Security Number

B. Residence Address (No P.O. Box allowed)

City State Zip

C. Mailing Address* (if different from above - P.O. Box allowed)

City State Zip

*If the co-investor resides at another address, please attach that address to the subscription agreement.

D. Home Phone Number Business Phone Number E-mail Address

E. Please Indicate Citizenship Status

☐ U.S. Citizen

☐ Resident Alien - Country of Origin:

☐ Non-resident Alien - Country of Origin:

Subscription Agreement - Page 1 of 4

3. TYPE OF OWNERSHIP (Select Only One in Section A or B)

A. Non-Custodial Ownership

- ☐ Individual Ownership
- ☐ Transfer on Death - (Fill out Transfer on Death Form to effect designation)
- ☐ Joint Tenants with Rights of Survivorship - (All parties must sign)
- ☐ Community Property - (All parties must sign)
- ☐ Tenant in Common - (All parties must sign)
- ☐ Corporate Ownership - (Authorized signatures required. Include copy of corporate resolution)
- ☐ S Corporation - (Authorized signatures required. Include copy of corporate resolution)
- ☐ Partnership Ownership - (Authorized signatures required. Include copy of partnership agreement)
- ☐ Estate - (Authorized representatives(s) signature(s) required.)

Name of Authorized Representative(s)
(Include a copy of the court appointment dated within 90 days)

- ☐ Trust - (Include a copy of the title and signature pages of the trust)
- ☐ Pension Plan and Profit Sharing Plan - (Non-Custodian - Include a copy of the title and signature pages of the plan, as well as Trustee information)
- ☐ Other

Name of Trustee(s)
(Include a copy of the first and last page of the plan, as well as Trustee information)

B. Custodial Ownership (Make checks payable to Custodian and send all paperwork to Custodian)

- ☐ Traditional / Simple IRA - (Custodian signature required in section 7)
- ☐ Roth IRA - (Custodian signature required in section 7)
- ☐ KEOGH Plan - (Custodian signature required in section 7)
- ☐ Simplified Employee Pension / Trust (SEP)
- ☐ Pension / Profit-Sharing Plan / 401k - (Custodian signature required in section 7)
- ☐ Uniform Gift to Minors Act / Uniform Transfers to Minors Act - (Custodian signature required in section 7)

Custodian for: ______________________

State of: ___________

Custodian must complete section 4

4. CUSTODIAN INFORMATION (Required for custodial ownership accounts)

Name of Custodian, Trustee, or Other Administrator:

Street Address | Suite

City | State | Zip

Tax I.D. Number | Custodian Account #

Business Phone Number

5. DISTRIBUTIONS (Cash distributions for custodial accounts will be sent to the Custodian)

☐ **Distribution Reinvestment Plan.** (By checking this box and signing in section 7, the investor agrees to participate in the distribution reinvestment plan as outlined in the prospectus.)

Elect percentage to be reinvested: ____________________

Elect percentage as cash distributions: ____________________

(Note: Total should equal 100% and at least 10% must be reinvested to check this box.)

☐ **Mail to Residential Address.** Listed in section 2(B) **OR** ☐ **Mail to Mailing Address.** Listed in section 2(C)

☐ **Distributions Directed to 3rd Party.** (Please complete information below. For multiple payees, please complete a Distribution Authorization Form.)

☐ **Distributions Sent Via Electronic Deposit (ACH).** (Please complete information below. By checking this box and signing in section 7, the investor agrees to the ACH terms listed in section 5 of the instructions page.)

☐ Checking (For ACH, provide voided check) ☐ Saving (For ACH, provide bank verification)

Name of Bank or 3rd Party Individual

Distribution Mailing Address

City | State | Zip | Phone

Transit / ABA Routing Number (9 Digits) | Account Number

Subscription Agreement - Page 2 of 4

6. CONSENT TO ELECTRONIC DELIVERY OF DOCUMENTS (OPTIONAL)

Please initial one of the following options:

_______ Initials _______ Initials — I consent to the electronic delivery of the documents that the deliverer elects to deliver to me electronically, all in accordance with my instructions in section 6 of the instructions page or otherwise in writing. This includes documents filed with the Securities and Exchange Commission including but not limited to prospectus, supplements, 10Ks, 10Qs, 8Ks, and proxy statements as well as press releases, regular distribution reports, 1099s, and other documents provided to the company's stockholders generally.

_______ Initials _______ Initials — I DO NOT consent to electronic delivery

7. SUBSCRIBER SIGNATURES

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

_______ Initials _______ Initials — **A.** I have received the final Prospectus of Cornerstone Healthcare Plus REIT, Inc.

_______ Initials _______ Initials — **B.** I have received the final Prospectus at least 5 days prior to the date I am signing this Subscription Agreement. (This representation is not required for Minnesota residents)

_______ Initials _______ Initials — **C.** I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (as described previously) of at least $70,000 and had during the last year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, or if my primary residence is in Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, North Dakota, Ohio, Oregon or Pennsylvania that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "State Suitability Standards" and specifically acknowledged by me in this Subscription Agreement. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

_______ Initials _______ Initials — **D.** I am purchasing the Shares for my own account and acknowledge that the investment is not liquid.

_______ Initials _______ Initials — **E.** I am a citizen of the United States. OR _______ Initials _______ Initials I am NOT a citizen of the United States.

_______ Initials _______ Initials — **F.** I acknowledge that I will not be admitted as a stockholder if such admission is prohibited by U.S. laws

_______ Initials _______ Initials — **G.** I acknowledge that the information provided on this Subscription Agreement may be screened against the U.S. Department of the Treasury's List of Specially Designated Nationals and Blocked Persons. I consent to such screening and understand that the Agreement will not be accepted until such screening is completed. I further understand that the Subscription Agreement may be denied based on such screening.

_______ Initials _______ Initials — **H. ONLY for Kentucky Residents**
My investment in this and other direct participation programs is not more than one-tenth of my liquid net worth.

_______ Initials _______ Initials — **I. ONLY for Alabama, California and Pennsylvania Residents**
My investment in this program is not more than one-tenth of my net worth.

_______ Initials _______ Initials — **J. ONLY for Iowa, Maine, Massachusetts, Michigan, North Dakota, Ohio and Oregon Residents**
My investment in this program and all other Cornerstone programs is not more than one-tenth of my net worth.

_______ Initials _______ Initials — **K. ONLY for Kansas Residents**
I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that my aggregate investment in the Shares and similar direct participation investments should not exceed more than one-tenth of my "liquid net worth," which is that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

TEAR HERE

I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in the Company. Under penalties of perjury, by signing this Subscription Agreement Signature Page, I hereby certify that (a) I have provided my correct Taxpayer Identification Number (or I am waiting for a number to be issued), and (b) I am not subject to back-up withholding as a result of a failure to report all interest and dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding, and (c) I have the authority to enter into this Subscription Agreement on behalf of the person(s) or entity registered in Sections 2 and/or 4. NOTE: CLAUSE (b) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR IS SUBJECT TO BACKUP WITHHOLDING. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. (Non-U.S. investors will be required to complete the appropriate W-8 series)

Signature of Investor, Trustee, Custodian, Administrator	Signature of Investor, Trustee, Custodian, Administrator	Date

Notice to Subscriber. The sale of shares pursuant to this Subscription Agreement will not be effective until at least five business days after the date the subscriber has received a final prospectus and until the subscriber has received a confirmation of purchase.

Subscription Agreement - Page 3 of 4

8. BROKER/DEALER (TO BE COMPLETED BY THE REGISTERED REPRESENTATIVE OR REGISTERED INVESTMENT ADVISOR)

The Broker-Dealer or authorized representative must sign below to complete the order. Broker-Dealer or authorized representative warrants that it is a duly licensed Broker-Dealer and may lawfully offer shares in the state designated as the investor's address or the state in which the sale was made, if different. The Broker-Dealer or authorized representative warrants that he has reasonable grounds to believe this investment is suitable as defined in Rule 2310 of the FINRA Rules and that he has informed the subscriber of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules.

A. Broker/Dealer Name

Broker/Dealer Phone Number

Broker/Dealer Street Address

Suite

City

State

Zip

B. Name of Registered Representative

Phone Number of Registered Representative

Address of Registered Representative

Suite

City

State

Zip

Email Address of Registered Representative

C. ☐ Check this box to agree to a regular commission structure

☐ Check this box to agree to an advisor fee only account or to agree to a sale as an affiliate of a participating Broker Dealer or an affiliate of the Fund Sponsor

Registered Representative Signature

Broker/Dealer Signature, if Required

Date

9. PAYMENT AND MAILING (NOTE: Qualified Plans - Make checks payable to Custodian and send all paperwork to Custodian.)

SUBMISSION INSTRUCTIONS

Mail completed subscription agreement with all signatures and check made payable to:

Cornerstone Healthcare Plus REIT, Inc.
c/o **Phoenix American Financial Services, Inc.**
2401 Kerner Boulevard
San Rafael, CA 94901

WIRING INSTRUCTIONS

Ref: Cornerstone Healthcare Plus REIT, Inc.
Bank Of The West
4400 MacArthur Blvd.
Newport Beach, CA 92660
ABA: 121100782
A/C: 748-033545

CONTACT INFORMATION

(877) 805-3333
(949) 852-1007 Phone
(949) 852-2729 Fax
www.info@CREfunds.com

10. ACCEPTANCE (TO BE COMPLETED BY CORNERSTONE)

Authorized Signature

Date

Subscription Agreement - Page 4 of 4

Securities Offered Through Pacific Cornerstone Capital Inc. Member FINRA and SIPC.

CLBLKTCHPAPP_2
01/11